EMPLOYMENT AGREEMENT
ENTERED INTO IN MONTREAL (QUEBEC) AS OF January 12, 2015

BETWEEN:

BIERE BRISSET INTERNATIONAL, INC., corporation duly incorporated and existing under the Canada Business Corporations Act, having its office at 370 Guy Street, Suite G9, in the city of Montreal, province of Quebec, H3J 1S6, represented by its Secretary and Director, Mr. Pol Brisset, duly authorized for the purposes hereof as stated;

(“BBII “)

AND:

STEPHANE PILON, care of BBII at 370 Guy Street, Suite G9, in the city of Montreal, province of Quebec, H3J 1S6;

(the " Employee ")

1.	TITLE AND RESPONSIBILITIES

1.1
Commencing January 1, 2015, the Employee will serve in the position of Principal Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director of BBII. The Employee will assume and discharge such responsibilities as are commensurate with such position and as the Board of Directors of BBII may direct. During the term of his employment, the Employee shall devote his full time, skill and attention to his duties and responsibilities, shall perform them faithfully, diligently and competently and shall use his best efforts to further the business of BBII. In addition, the Employee shall comply with and be bound by the operating policies, procedures and practices of BBII, in effect from time to time during his employment.

2.	TERM

2.1
The Employee agrees that his employment with BBII is for an indefinite term and shall continue as long as the Employee serves as an officer and director of BBII. The engagement shall terminate upon 30 days written notice provided by either the Employee or BBII or until such time the Employee is no longer serving as an officer or director of BBII. However, in the event of any involuntary termination of the employment of the Employee other than for cause (as defined herein), the Employee shall be entitled to the severance compensation set forth in section 7 hereof.

3.	COMPENSATION

3.1
In consideration of the Employee's services, effective January 1st, 2015, the Employee will be paid a base salary of thirty six thousand dollars, in Canadian Funds, (CDN$36,000) per year, payable twice-monthly in accordance with BBII's standard payroll practices. The Employee's base salary will be reviewed annually by the Board of Directors of BBII, as appropriate.

3.2
The Employee shall be eligible to receive an annual discretionary performance bonus (the “Bonus”) between zero and CDN$24,000, payable in a manner consistent with BBII’s practices and procedures. The amount of the Bonus, if any, will be decided by the Board of Directors in their sole discretion.

In deciding on the amount of the Annual Performance Bonus, if any, the Board of Directors may consider the competitive market for the services provided by employees who are performing the same or similar duties as the Employee is providing BBII and who have similar background and experience.

4.	OTHER BENEFITS

4.1
The Employee will be entitled to receive employee benefits to the full extent of his eligibility therefore. The Employee shall be entitled to three (3) weeks of paid vacation per year and shall carry over to the next year if unused in any given year.

4.2
BBII shall reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his services on behalf of BBII, in accordance with BBII's expense reimbursement policy, if any, as from time to time in effect.

5.	CONFIDENTIALITY AND NON-DISCLOSURE

5.1
The Employee agrees on behalf of himself that any information provided to him by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement or as directed by legal or regulatory authority, without the express written consent of the Company while this Agreement is in effect.

6.	NO CONFLICTING EMPLOYMENT

6.1
The Employee agrees that, during the term of his employment with BBII, he will not engage in any other employment, occupation, consulting or other business activity related to any business in which BBII is now involved or becomes involved during the term of his employment, nor will he engage in any other activities that conflict with his obligations to BBII.

7.	TERMINATION AND SEVERANCE

7.1
In the event that the Employee employment with BBII is involuntarily terminated other than "for cause" (as defined herein), the Employee shall be entitled to a severance payment equal to three (3) months of the Employee's then current base salary as set forth in section 3 herein, such amount to be payable in equal monthly installments.

7.2
For purposes of the foregoing, termination "for cause" shall mean (i) the willful failure by the Employee substantially to perform his material duties after a written demand for substantial performance is delivered to the Employee by the Board of Directors of BBII which specifically identifies the manner in which BBII believes that the Employee has not substantially performed his duties and the Employee fails to rectify the deficiency within a sixty (60) day period, (ii) the failure (in any material respect) by the Employee to follow reasonable policies or directives established by the Board of Directors of BBII after written notice to the Employee by the Board of Directors of BBII that the Employee is not following such policies or directives and the Employee fails to rectify the deficiency within a sixty (60) day period, (iii) conduct that is materially detrimental to BBII and the Employee fails to rectify such deficiency within sixty (60) days of having received written notice from BBII regarding the same, (iv) the conviction of the Employee of any crime involving the property or business of BBII or (v) the non-compliance by the Employee with his confidentiality and non-disclosure obligations under the Agreement referred to in section 5 above.

7.3
If the Employee employment is terminated for cause or if the Employee resigns his employment voluntarily, no compensation or other payments will be paid or provided to the Employee for any period following the date when such a termination of employment is effective and any rights the Employee may have under any benefit plans of BBII shall be determined under the provisions of those plans. If the employment of the Employee terminates as a result of his death or disability, no compensation or payments will be made to the Employee.

8.	GENERAL PROVISIONS

8.1	This Agreement will be governed by the laws of the Province of Quebec, Canada, applicable to Agreements made and to be performed entirely within such province.

8.2
This Agreement sets forth the entire Agreement and understanding between BBII and the Employee relating to his employment and supersedes all prior verbal discussions between them. Any subsequent change or changes in the Employee duties, salary or compensation will not affect the validity or scope of this Agreement.

8.3	If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

8.4	This Agreement will be binding upon the Employee's heirs, executors, administrators and other legal representatives and will be for the benefit of BBII and its successors and assigns.

8.5	The Employee warrants that there is no Agreement between him and any other party that would conflict with his obligations under this Agreement or otherwise as an employee of BBII.

8.6
The parties hereby acknowledge that it is their express desire that this Agreement be prepared in the English language; les parties reconnaissent qu'il est de leur volonte expresse que la presente convention soit redigee en langue anglaise.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement at the place and as of the date set out on the first page of this Agreement.

Service Provider

/s/ Stéphane Pilon
Stéphane Pilon

BIERE BRISSET INTERNATIONAL, INC.

/s/ Pol Brisset
Pol Brisset
Secretary and Director